Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2015 RESULTS
DALLAS, April 21, 2015-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2015 results and confirmed its previous guidance for full-year 2015 adjusted earnings per share.
Executive Summary

•
First quarter 2015 net sales of $4.7 billion decreased 4 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales 9 percent. Organic sales rose 5 percent, including an 11 percent increase in developing and emerging markets.

•
Diluted net income per share for the first quarter was $1.27 in 2015 compared to diluted net income per share from continuing operations of $1.26 in 2014. Including earnings from the health care business (discontinued operations) that was spun off at the end of October 2014, diluted net income per share was $1.41 for the first quarter of 2014.

•
First quarter adjusted earnings per share were $1.42 in 2015 compared to adjusted earnings per share from continuing operations of $1.32 in the prior year. Performance benefited from organic sales growth, cost savings and a lower share count. Comparisons were negatively impacted by unfavorable foreign currency exchange rate effects and a higher adjusted effective tax rate. Adjusted earnings per share in both years exclude certain items described later in this news release.

•	The company continues to expect that adjusted earnings per share in 2015 will be between $5.60 and $5.80.
Chairman and Chief Executive Officer Thomas J. Falk said, “We are off to a very good start to the year. We delivered mid-single digit organic sales growth, significant cost savings and margin improvements and healthy growth in adjusted earnings per share from continuing operations despite substantial headwinds from foreign currencies. We also made further progress with targeted growth initiatives, launched product innovations and allocated capital in shareholder-friendly ways. We are executing our Global Business Plan strategies well in a volatile environment and we are maintaining our full-year target for adjusted earnings per share despite a more negative currency outlook. We continue to be optimistic about our future and our prospects to generate attractive returns to shareholders.”
First Quarter 2015 Operating Results
Sales of $4.7 billion in the first quarter of 2015 were down 4 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales 9 percent as a result of the weakening of most currencies relative to the U.S. dollar. Organic sales rose 5 percent, as volumes increased 3 percent and net selling prices and product mix/other were each favorable by 1 percent.
First quarter operating profit was $748 million in 2015 and $711 million in 2014. Adjusted operating profit was $815 million in the first quarter of 2015 compared to $760 million in the year-ago period. Adjusted results in 2015 exclude a $45 million charge for a balance sheet remeasurement in Venezuela, $13 million of 2014 Organization Restructuring costs and $9 million of charges for pension settlements. Adjusted results in 2014 exclude a $39 million charge related to a regulatory dispute in the Middle East and $10 million of restructuring costs for European strategic changes.
The year-over-year adjusted operating profit comparison benefited from organic sales growth, $90 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program and $10 million of savings from the 2014 Organization Restructuring. Input costs decreased $10 million overall, as slightly lower costs for energy and raw materials other than fiber were mostly offset by slightly higher fiber costs. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $75 million and transaction effects also negatively impacted comparisons. The currency impacts were most significant in Latin America and Eastern Europe. On an adjusted basis, other (income) and expense, net was expense of $13 million in 2015 and $19 million in 2014, as results in both periods were driven by foreign currency transaction losses.
The first quarter effective tax rate was 33.8 percent in 2015 and 30.5 percent in 2014. The first quarter 2015 adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share, was 32.3 percent, consistent with company expectations for a full-year rate between 31.5 and 33.5 percent. The first quarter 2014 adjusted effective tax rate was 29.0 percent.
Kimberly-Clark's share of net income of equity companies in the first quarter was $36 million in 2015 and $43 million in 2014. At Kimberly-Clark de Mexico, S.A.B., results were negatively impacted by a weaker Mexican peso and input cost increases, partially offset by organic sales growth and cost savings. On an adjusted basis, first quarter net income attributable to noncontrolling interests was $18 million in 2015 and $28 million in 2014. The change was driven by the redemption of $0.5 billion of preferred securities in December 2014.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter of 2015 was $20 million compared to $437 million in 2014. The decrease was driven by higher pension contributions, increased operating working capital and the impact of the spin-off of the health care business in 2014. First quarter pension contributions were $435 million in 2015 and $180 million in 2014. Capital spending for the first quarter was $284 million in 2015 and $258 million in 2014.
First quarter 2015 share repurchases were 1.8 million shares at a cost of $200 million. During the first quarter of 2015, the company acquired the remaining 49.9 percent interest in its subsidiary in Israel for approximately $150 million. As a result, the company is now targeting full-year 2015 share repurchases of $0.7 to $0.9 billion compared to the previous target of $0.8 to $1.0 billion. Total debt was $7.7 billion at March 31, 2015 and $7.0 billion at the end of 2014.
First Quarter 2015 Business Segment Results
Personal Care Segment
First quarter sales of $2.3 billion decreased 3 percent. Currency rates were unfavorable by 10 percent, while volumes increased 4 percent and net selling prices improved 2 percent. First quarter operating profit of $455 million was essentially even with the year-ago period. The comparison benefited from organic sales growth and cost savings, offset by unfavorable effects from changes in currency rates and higher marketing, research and general expenses.
Sales in North America decreased 2 percent. Net selling prices and currency were each unfavorable 1 percent, while volumes were even with the prior year. Adult care volumes increased high-single digits, with growth on both the Poise and Depend brands. Huggies baby wipes volumes rose high-single digits, including benefits from innovation and market share gains. Child care volumes were off mid-single digits due to lower Pull-Ups training pants volumes. Huggies diaper volumes fell mid-single digits and were impacted by lower market shares and competitive promotion activity.
Sales in developing and emerging markets decreased 4 percent, including a 20 point negative impact from changes in currency rates. Volumes increased 10 percent and net selling prices improved 6 percent, driven by increases in Latin America and Eastern Europe in response to weaker currency rates. The volume growth included gains in Brazil, China, Colombia, Eastern Europe and South Africa.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 5 percent. Currency rates were unfavorable by 8 percent. Volumes improved 3 percent and product mix was up 2 percent, while net selling prices were off 2 percent. The volume growth was primarily due to increases in South Korea.
Consumer Tissue Segment
First quarter sales of $1.6 billion decreased 7 percent. Currency rates were unfavorable by 8 percent and net selling prices were down 1 percent, while volumes were up 2 percent. First quarter operating profit of $291 million increased 13 percent. The comparison benefited from cost savings, lower manufacturing-related costs and reduced marketing, research and general expenses, partially offset by unfavorable currencies.
Sales in North America increased 2 percent. Volumes increased 5 percent, while net selling prices were off 2 percent and product mix was unfavorable 1 percent. Volumes were up mid-single digits in bathroom tissue, including benefits from increased promotion shipments on Cottonelle, and up high-single digits in paper towels.
Sales in developing and emerging markets decreased 19 percent, including a 21 point negative impact from currency rates. Volumes, net selling prices and product mix were each up approximately 1 percent.

Sales in developed markets outside North America decreased 12 percent, including a 9 point drag from currency rates. Volumes decreased 3 percent, while product mix improved 1 percent. The volume decline was mostly due to results in Western/Central Europe.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion decreased 1 percent. Changes in currency rates reduced sales 7 percent. Volumes rose 3 percent and product mix/other was favorable by 3 percent, mostly due to sales of nonwovens to Halyard Health, Inc. in conjunction with a near-term supply agreement. First quarter operating profit of $134 million decreased 1 percent. The comparison was negatively impacted by unfavorable currency effects, mostly offset by benefits from organic sales growth and cost savings.
Sales in North America increased 3 percent. Volumes increased 4 percent, while currency was unfavorable 1 percent. Volumes were up high-single digits in wipers, mid-single digits in safety products and low-single digits in washroom products compared to soft performance in the year-ago period.
Sales in developing and emerging markets decreased 9 percent, including a 17 point drag from currency rates. Volumes rose 6 percent and the combined impact of higher net selling prices and improved product mix benefited sales by 2 percent. The volume growth was driven by increases in Latin America and Asia.
Sales in developed markets outside North America were down 12 percent, primarily due to negative impacts from currency rates.
2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be $130 to $160 million after tax ($190 to $230 million pre-tax). Cumulative pre-tax savings from the restructuring are expected to be $120 to $140 million by the end of 2017. First quarter 2015 restructuring costs were $5 million after tax ($13 million pre-tax), bringing cumulative costs to $100 million after tax ($146 million pre-tax). First quarter 2015 savings were $10 million, bringing cumulative savings to $15 million.
Defined Benefit Pension Plan Changes
Effective January 2015, the company amended its U.S. pension plan to include a lump-sum pension benefit payout option for certain plan participants. In addition, as previously announced in February 2015, Kimberly-Clark entered into agreements to purchase group annuity contracts that will transfer to two insurance companies the pension benefit obligations for approximately 21,000 Kimberly-Clark retirees in the United States. Assuming all closing conditions are satisfied, these transactions are expected to be completed in the second quarter of 2015.

In connection with these transactions, during the first quarter of 2015 the company made a $410 million contribution to its U.S. pension plan in order to maintain the plan’s funded status. The company now expects that full-year 2015 total defined benefit plan contributions will be in a range of $450 to $500 million compared to the previous target of up to $100 million.
As a result of these pension plan changes, the company expects to recognize total pension settlement charges of $0.8 billion after tax ($1.3 billion pre-tax) in 2015, mostly in the second quarter. These charges are excluded from the company’s 2015 outlook for adjusted results.
Venezuela
Following the Venezuelan government’s elimination of the SICAD II floating exchange rate in February 2015, the company remeasured its local currency-denominated balance sheet during the first quarter of 2015 at the new SIMADI floating exchange rate. As a result, the company recorded an after tax remeasurement charge of $45 million in the first quarter of 2015 and moved to using the SIMADI rate to translate local currency income statements into U.S. dollars. The company continues to expect that changes in foreign currency exchange rates in Venezuela will reduce total company sales and adjusted operating profit in 2015 by approximately 3 and 4 percent, respectively.
2015 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2015:

•
Foreign currency translation effects are expected to negatively impact net sales by 9 to 10 percent and operating profit by 10 to 11 percent. Both of these ranges are 1 point more negative than prior assumptions.

•
Deflation in key cost inputs is more likely to be $50 to $150 million compared to the prior estimate of $0 to $150. This reflects some improvement in the outlook for oil-based costs, along with modestly lower pulp costs. The company is assuming North American market prices of $820 to $850 per metric ton for eucalyptus pulp and $45 to $55 per barrel for oil. Prior assumptions were for eucalyptus pulp prices of $840 to $870 per metric ton and oil prices of $50 to $60 per barrel.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share (including continuing operations)

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Venezuelan balance sheet remeasurement charge, pension settlement charges and 2014 Organization Restructuring. See previous discussion in this news release.

•
Charge related to regulatory dispute in the Middle East. In the first quarter of 2014, the company recorded a non-deductible charge as a result of an adverse court ruling regarding the treatment of capital contributions in prior years to an affiliate in the Middle East.

•
Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central European businesses. The restructuring was completed at the end of 2014.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 143-year history of innovation, visit www.kimberly-clark.com.

Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the 2014 organization restructuring, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2014 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended March 31
	2015	2014	Change
Net Sales	$4,691	$4,887	-4.0%
Cost of products sold	3,032	3,222	-5.9%
Gross Profit	1,659	1,665	-0.4%
Marketing, research and general expenses	849	896	-5.2%
Other (income) and expense, net	62	58	+6.9%
Operating Profit	748	711	+5.2%
Interest income	4	3	+33.3%
Interest expense	(72)	(71)	+1.4%
Income From Continuing Operations Before Income Taxes and Equity Interests	680	643	+5.8%
Provision for income taxes	(230)	(196)	+17.3%
Income From Continuing Operations Before Equity Interests	450	447	+0.7%
Share of net income of equity companies	36	43	-16.3%
Income From Continuing Operations	486	490	-0.8%
Income from discontinued operations, net of income taxes	—	56	N.M.
Net Income	486	546	-11.0%
Net income attributable to noncontrolling interests in continuing operations	(18)	(8)	+125.0%
Net Income Attributable to Kimberly-Clark Corporation	$468	$538	-13.0%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$1.28	$1.27	+0.8%
Discontinued operations	—	0.15	N.M.
Net income	$1.28	$1.42	-9.9%

Diluted
Continuing operations	$1.27	$1.26	+0.8%
Discontinued operations	—	0.15	N.M.
Net income	$1.27	$1.41	-9.9%

Cash Dividends Declared	$0.88	$0.84	+4.8%

Common Shares Outstanding	March 31
	2015	2014
Outstanding shares as of	364.3	377.2
Average diluted shares for three months ended	367.9	382.1

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charge for Venezuelan Balance Sheet Remeasurement	As Adjusted Non-GAAP
Cost of products sold	$3,032	$—	$8	$5	$3,019
Gross profit	1,659	—	(8)	(5)	1,672
Marketing, research and general expenses	849	—	5	—	844
Other (income) and expense, net	62	9	—	40	13
Operating profit	748	(9)	(13)	(45)	815
Income from continuing operations before income taxes and equity interests	680	(9)	(13)	(45)	747
Provision for income taxes	(230)	3	8	—	(241)
Effective tax rate	33.8%	—	—	—	32.3%
Net income attributable to Kimberly-Clark Corporation	468	(6)	(5)	(45)	524
Diluted earnings per share	1.27	(0.02)	(0.01)	(0.12)	1.42

	Three Months Ended March 31, 2014
	As Reported	Charges for European Strategic Changes	Charge Related to Regulatory Dispute in Middle East	As Adjusted Non-GAAP
Cost of products sold	$3,222	$6	$—	$3,216
Gross profit	1,665	(6)	—	1,671
Marketing, research and general expenses	896	4	—	892
Other (income) and expense, net	58	—	39	19
Operating profit	711	(10)	(39)	760
Income from continuing operations before income taxes and equity interests	643	(10)	(39)	692
Provision for income taxes	(196)	5	—	(201)
Effective tax rate	30.5%	—	—	29.0%
Income from continuing operations	490	(5)	(39)	534
Net income attributable to noncontrolling interests in continuing operations	(8)	—	20	(28)
Income from continuing operations attributable to Kimberly-Clark Corporation	482	(5)	(19)	506
Diluted earnings per share from continuing operations	1.26	(0.01)	(0.05)	1.32

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$587	$789
Accounts receivable, net	2,244	2,223
Inventories	1,893	1,892
Other current assets	659	655
Total Current Assets	5,383	5,559
Property, Plant and Equipment, Net	7,160	7,359
Investments in Equity Companies	290	257
Goodwill	1,538	1,628
Other Assets	682	723
TOTAL ASSETS	$15,053	$15,526

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,612	$1,326
Trade accounts payable	2,502	2,616
Accrued expenses	1,751	1,974
Dividends payable	321	310
Total Current Liabilities	6,186	6,226
Long-Term Debt	6,119	5,630
Noncurrent Employee Benefits	1,286	1,693
Deferred Income Taxes	663	587
Other Liabilities	315	319
Redeemable Preferred Securities of Subsidiaries	72	72
Stockholders' Equity
Kimberly-Clark Corporation	193	729
Noncontrolling Interests	219	270
Total Stockholders' Equity	412	999
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,053	$15,526

2015 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended March 31
	2015	2014
Operating Activities
Net income	$486	$546
Depreciation and amortization	194	218
Stock-based compensation	15	9
Deferred income taxes	171	51
Equity companies' earnings (in excess of) less than dividends paid	(35)	(43)
(Increase) decrease in operating working capital	(446)	(210)
Postretirement benefits	(414)	(156)
Charge for Venezuelan balance sheet remeasurement	45	—
Other	4	22
Cash Provided by Operations	20	437
Investing Activities
Capital spending	(284)	(258)
Investments in time deposits	(46)	(38)
Maturities of time deposits	73	157
Other	(24)	5
Cash Used for Investing	(281)	(134)
Financing Activities
Cash dividends paid	(310)	(309)
Change in short-term debt	291	654
Debt proceeds	497	1
Debt repayments	(4)	(101)
Proceeds from exercise of stock options	41	37
Acquisitions of common stock for the treasury	(248)	(441)
Shares purchased from noncontrolling interest	(151)	—
Other	(12)	(21)
Cash Provided by (Used for) Financing	104	(180)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(45)	(12)
Increase (Decrease) in Cash and Cash Equivalents	(202)	111
Cash and Cash Equivalents - Beginning of Period	789	1,054
Cash and Cash Equivalents - End of Period	$587	$1,165

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2015	2014	Change
NET SALES

Personal Care	$2,308	$2,382	-3.1%
Consumer Tissue	1,574	1,689	-6.8%
K-C Professional	795	800	-0.6%
Corporate & Other	14	16	N.M.
TOTAL NET SALES	$4,691	$4,887	-4.0%

OPERATING PROFIT

Personal Care	$455	$457	-0.4%
Consumer Tissue	291	257	+13.2%
K-C Professional	134	135	-0.7%
Corporate & Other(a)	(70)	(80)	N.M.
Other (income) and expense, net	62	58	+6.9%
TOTAL OPERATING PROFIT	$748	$711	+5.2%

(a)
Corporate & Other includes charges related to the 2014 Organization Restructuring and the remeasurement of the Venezuelan balance sheet of $13 and $5, respectively, for the three months ended March 31, 2015. In addition, Corporate & Other includes charges related to the European strategic changes of $10 for the three months ended March 31, 2014.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2015
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Personal Care	(3.1)	4	2	1	(10)
Consumer Tissue	(6.8)	2	(1)	—	(8)
K-C Professional	(0.6)	3	—	3	(7)
TOTAL CONSOLIDATED	(4.0)	3	1	1	(9)

(a)	Mix/Other includes rounding.

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2015

	Estimated Range

ESTIMATED FULL YEAR 2015 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.60	-	$5.80
Adjustments for:
Charges related to the 2014 Organization Restructuring	(0.14)	-	(0.08)
Charge for Venezuelan balance sheet remeasurement	(0.12)	-	(0.12)
Charges for pension settlements	(2.32)	-	(2.18)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.02	-	$3.42

ESTIMATED FULL YEAR 2015 EFFECTIVE TAX RATE

Adjusted effective tax rate	31.5%	-	33.5%
Adjustments for:
Charges related to the 2014 Organization Restructuring	—	-	—
Charge for Venezuelan balance sheet remeasurement	0.5	-	0.5
Charges for pension settlements	(4.9)	-	(4.4)
Effective tax rate	27.1%	-	29.6%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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